                                                           EXHIBIT 99.1


                   MONSANTO COMPANY AND SUBSIDIARIES
                   ---------------------------------

         COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                         (Dollars in millions)

                                                                                Year Ended December 31,
                                                           -----------------------------------------------------------------
                                                           1993           1992           1991            1990           1989
                                                           ----           ----           ----            ----           ----

Income (loss) from continuing operations before
 provision for income taxes...........................    $ 729*         $(174)*         $354*           $716          $  954
  Add
    Fixed charges.....................................      184            231            233             248             233
    Less capitalized interest.........................      (12)           (16)           (24)            (29)            (22)
    Dividends from affiliated companies...............        5              5              5               6               7
  Less equity income (add equity loss) of affiliated
   companies..........................................      (20)            (1)            (3)             11              (1)
                                                          -----          -----           ----            ----          ------
      Income as adjusted..............................    $ 886          $  45           $565            $952          $1,171
                                                          =====          =====           ====            ====          ======
Fixed charges
  Interest expense....................................    $ 129          $ 169           $166            $176          $  176
  Capitalized interest................................       12             16             24              29              22
  Portion of rents representative of interest factor..       43             46             43              43              35
                                                          -----          -----           ----            ----          ------
      Fixed charges...................................    $ 184          $ 231           $233            $248          $  233
                                                          =====          =====           ====            ====          ======
Ratio of earnings to fixed charges....................     4.82           0.19           2.42            3.84            5.03
                                                          =====          =====           ====            ====          ======

*Includes restructuring expense and other unusual items of $(61) million, $699 million and $457 million in 1993, 1992 and 1991, respectively.

 Excluding this restructuring expense and other unusual items, the ratio of earnings to fixed charges would have been 4.48, 3.22 and 4.39, respectively.


                                    31